EXHIBIT 21.01

SIGNIFICANT SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
The Art Institutes International, Inc.	Pennsylvania
The Art Institute of Atlanta, Inc.	Georgia
The Art Institute of California—Los Angeles, Inc.	California
The Art Institute of California—Orange County, Inc.	California
TAIC—San Diego, Inc. d/b/a The Art Institute of California—San Diego	California
TAIC—San Francisco, Inc. d/b/a The Art Institute of California—San Francisco	California
The California Design College, Inc.	California
The Art Institute of Charlotte, Inc.	North Carolina
The Asher School of Business Education Corporation	Delaware
The Art Institute of Colorado, Inc.	Colorado
The Art Institute of Dallas, Inc.	Texas
The Art Institute of Fort Lauderdale, Inc.	Florida
The Art Institute of Houston, Inc.	Texas
The Illinois Institute of Art, Inc.	Illinois
The Illinois Institute of Art at Schaumburg, Inc.	Illinois
The Art Institute of Las Vegas, Inc.	Nevada
The Art Institutes International Minnesota, Inc.	Minnesota
The New England Institute of Art, Inc.	Massachusetts
The Art Institute of New York City, Inc.	New York
The Art Institute of Phoenix, Inc.	Arizona
The Art Institute of Portland, Inc.	Oregon
The Art Institute of Seattle, Inc.	Washington
The Art Institute of Tampa, Inc.	Florida
The Art Institute of Washington, Inc.	District of Columbia
Miami International University of Art & Design, Inc.	Florida
The Art Institute of York, Inc.	Pennsylvania
Argosy Education Group, Inc.	Illinois
Western State University of Southern California	California
South University, Inc.	Georgia
South University of Alabama, Inc.	Alabama
South University of Carolina, Inc.	South Carolina
South University of Florida, Inc.	Florida
Brown Mackie Holding Company	Delaware
American Education Centers Inc.	Delaware
Brown Mackie Education Corporation	Delaware
Commonwealth Business College Education Corporation	Delaware
Stautzenberger College Education Corporation	Delaware
Michiana College Education Corporation	Delaware
Southern Ohio College, LLC	Delaware